April 9, 2015

Neah Power Systems to Present at the Growth Capital Expo in Las Vegas

Bothell, WA (April 9, 2015) – Neah Power Systems, Inc. (OTCBB: NPWZ) is pleased to announce that the company will be presenting at the 2nd Annual Growth Capital Expo being held on April 12 – 14, 2015 at Caesars Palace in Las Vegas, NV.

Dr. Chris D’Couto, President and CEO of Neah Power Systems, Inc., will be presenting on Track 1 at 12:30pm Pacific Time on Tuesday, April 14, 2015.

The Growth Capital Expo isn't just another MicroCap investor conference. It is three conferences in one:

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Presentations by selected MicroCap and pre-IPO growth company management teams showcasing the best opportunities of the year for emerging growth investment. Meet with management directly to build relationships and source new deals.

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Two full days of educational panels and presentations by the leading practitioners of investment in public and late-stage private emerging growth companies. Get concise, actionable advice on legal and market issues and trends.

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Half-day pre-conference Public Company Boot Camp designed specifically for executive managers of pre-IPO and recently public companies seeking to hone their skills at choosing board members and advisors, negotiating with investors, market messaging and corporate governance.

If you would like to attend the company’s presentation in Las Vegas, registration is still open. Follow this link: REGISTER

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About Neah Power Systems, Inc

Neah Power Systems, Inc. is an innovator and supplier of cutting-edge power solutions for the military, transportation and portable electronics industries. Neah Power’s long-lasting, efficient, and safe solutions include patented and patent pending PowerChip®, Formira® and the BuzzBar Suite® of products. Most recently, Neah Power Systems was a 2012 ZINO Green Finalist, 2010 WTIA Finalist, and 2010 Best of What’s New Popular Science Award. For more information visit www.neahpower.com.

Forward Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, and the Company does not undertake any responsibility to update any of these statements in the future. Please read Neah Power System's Form 10-K for the fiscal year ended September 30, 2014 and its Quarterly Reports on Form 10-Q filed with the SEC during fiscal 2015 for a discussion of such risks, uncertainties and other factors.

For more information please contact: Crescendo Communications LLC

Phone: +1 (212) 671-1020 x303Email: npwz@crescendo-ir.com